                  CHINA YINGXIA INTERNATIONAL, INC.
Harbin Yingxia Industrial Co., Ltd, No.300, Xidazhi Street Nangang, Harbin Heilongjiang F4 150001

                                                                              August 29, 2007

Joseph Levinson
PO Box 446
Grand Central Station
New York, NY 10163

Dear Joe:

We are pleased to invite you to join the Board of Directors of China Yingxia International, Inc., a Florida corporation (the “Company”) subject to the effectiveness of the amendment of our Company bylaws to increase the size of the board of directors from three to nine.  This letter confirms our agreement with you regarding your services as a director of the Company.  Subject to your acceptance of the position, your service is to commence on August 29, 2007 (the “Commencement Date”) where you will serve as consult until the effectiveness of the amendment of our bylaws.
In addition, we expect you to perform the following duties:

●	Conduct investor presentations and investor meetings on behalf of the Company.
●	Interface between Company management and investors

As compensation for your services, you will receive, commencing with the Commencement Date:

(1)	an annual retainer of USD $36,000 per year (the “Retainer”), payable in equal quarterly installments; and
(2)	an annual grant of such number of shares of the Company’s common stock (the “Stock Grant”) as equals 120,000 shares, payable in equal quarterly installments

Each Stock Grant and Stock Option will be fully vested on the date of issuance, and none of the Retainer nor Stock Grant shall be subject to forfeiture.  The Company will promptly register, within thirty days of the date of this agreement, all Stock Grants on a Form S-8 registration statement, if registration under such form is permissible, or such other form of registration statement that the Company is permitted to utilize.  The Company undertakes to file subsequent registration statements on no less than an annual basis, for future shares that may be issued.

In the event that the Board of Directors asks that you also be a member of any other committee of the Board of Directors, and should you agree to serve, you will be entitled to additional compensation for service on such other committee, as may be agreed upon between you and the Board of Directors.

You will also be reimbursed for reasonable travel and lodging expenses incurred with the cost of attendance at any Board meeting.  You will also be eligible for any future compensatory and/or benefits plans that the Company may adopt for members of the Company’s Board of Directors or for the independent directors on the Company’s Board of Directors.  At no cost to you, the Company will be responsible for your Section 16 filings with the Securities and Exchange Commission as a director of the Company.

The Company agrees to indemnify you, in connection with your services as a director to the fullest extent permitted by law under the laws of the jurisdiction in which the Company is incorporated.  In addition, the Company agrees to maintain officers and directors insurance of no less than $10 million in coverage with no more than $10,000 deductible.  The Company will indemnify you for the deductible and any and all legal expenses, as incurred.

The Company represents to you all Company documents and records that are presented to you are correct, true and complete.

This agreement shall by governed by, construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the principles of conflict of laws  The parties hereto hereby submit to the exclusive jurisdiction of the federal and state courts located in New York County in the State of New York with respect to any dispute arising under this agreement, the agreements entered into in connection herewith, or the transactions contemplated hereby or thereby.  Both parties irrevocably waive the defense of an inconvenient forum to the maintenance of such suit or proceeding.  Both parties further agree that service of process upon a party mailed by federal express (or other similar reputable courier or delivery service) shall be deemed in every respect effective service of process upon the party in any such suit or proceeding.

Very truly yours,

China Yingxia International, Inc.
By its Board of Directors

By:	/s/ Yingxia Jiao
Yingxia Jiao
President, CEO, Director

By:
Joseph Levinson